INDEPENDENT AUDITORS' CONSENT

Board of Directors
Stewardship Financial Corporation:

     We consent to incorporation by reference in the registration statement on Form S-3 of Stewardship Financial Corporation of our report dated February 28, 1996, relating to the consolidated statement of financial condition of Atlantic Stewardship Bank and subsidiary as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-B of Stewardship Financial Corporation dated December 10, 1996.


Short Hills, New Jersey
January 22, 1997



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